Annual Statement of Compliance

Wachovia Commercial Mortgage Securities, Inc.
301 South College Street
Charlotte, North Carolina28288

Re: Pooling and Servicing Agreement (the “Agreement”), between Wachovia Commercial Mortgage Securities, Inc., Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee (the “Trustee”), made as of the date March 1, 2006 relating to Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C24.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President